Exhibit 10.16

SHANGHAI PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

Short-term Loan Agreement
To SPD Bank Fuzhou Branch	No.: 43012010280030

Name of Client	Shishi Feiying Plastic Co., Ltd.	Application Date:	February 02, 2010
Address:	Longshan Development Area, Hanjiang Town, Shishi City	Client Contact:
Tel:		Contact Person of Financing Bank (to	Wang Weinan
Fax:		be filled out by the financing bank)

We hereby makes irrevocable application to you for working capital loans to be provided by you pursuant to the following provisions of this Agreement:

I. Paramount Clauses

☒
This Agreement is concluded as an auxiliary financing document of the Financing Facility Agreement (hereinafter called “Financing Facility Agreement”) numbered                  and shall be incorporated into the Financing Facility Agreement as part of the latter (select this item and indicate the number of the Financing Facility Agreement if the client previously signs the Financing Facility Agreement with the financing bank);

☐
This Agreement is an independent credit instrument by and between the client and the financing bank (select this item if the client has not signed the Financing Facility Agreement with the financing bank);

☒	All guarantors are aware of the purpose of the loan under this Agreement, i.e., refinancing. Name of the previous agreement: Signing Date: Agreement No.:
(this item must be selected if the loan is for refinancing)

II. Description of Loan
(If the client and the financing bank have agreed on the loan interest rate and the penalty rate in the previous Financing Facility Agreement, it is not necessary required to fill out the following corresponding blanks)

Currency	Amount (In words)	Drawing Date	Mature Date (or Duration)	Interest Rate	Overdue Interest	Misappropriation Penalty Rate
RMB	Thirty Million Yuan Only	February 02, 2010	February 02, 2011	Prime rate of 12 month loan (☐ Up ☒ Down) [10]%, i.e. the interest rate comes to 5.841% when this Agreement is signed	8.7615%	11.682%
Foreign Currency				☐_month Libor+____ ☒ Others
Use of Loan		Working capitals for Production
Interest Rate Adjustment Method	RMB
If the prime rate is adjusted by the People’s Bank of China prior to the granting of the loan under this Agreement, the prime rate at the time of the granting of the loan shall be applied to the prime rate of the People’s Bank of China on the day when the loan is granted; if the prime rate is adjusted by the People’s Bank of China during the loan period after the loan has been granted,
☒ Adjust on a monthly basis with the 21st day of each month as the interest rate adjustment date;
☒ Adjust on a quarterly basis with the 21st day of the final month of each quarter as the interest rate adjustment date;
☐ Interest rate not adjusted;
☒ Others_______________

	Foreign Currency	Since the date on which the loan is granted, the interest rate shall be adjusted every ___ months based on the latest foreign currency interest rate of the corresponding date.
Mode of Interests Settlement
☑ Settle the interest accruals on a monthly basis with the 20th day of each month as the interests settlement date;
☒ Settle the interest accruals on a quarterly basis with the 20th day of the final month of each quarter as the interests settlement date;
☒ To collect the interest accruals in a lump sum when the loan becomes mature, together with the collection of the principals.

Liquidated damages for earlier repayment of loan		Equivalent to / % of the total amount that has been repaid in advance.

SHANGHAI PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

Description:
1)	Where the interest accruals are settled on a monthly or quarterly basis, the final interest accruals shall be paid together with the principals.
2)
The actual drawing date and the mature date shall be subject to the dates as recorded on the IOUs (borrowing vouchers). If the mature date is not recorded on the IOUs, the mature date shall be deemed to be the actual drawing date plus the loan duration. The IOUs (borrowing vouchers) shall be integral to this Agreement.

3. Description for Guarantees
(If the client and the financing bank have agreed on the guarantees in the previous Financing Facility Agreement, it is not necessary required to fill out the following corresponding blanks)

Guarantor	Shishi Lixiang Foods Co., Ltd Hong Jianghan Wu Licong	Mode of Guarantee	☒ Mortgage, Security Contract No.: ☒ Pledge, Security Contract No.: ☐ Guarantee, Security Contract No.: 284301201028003001 284301201028003002 284301201028003003

4. General Terms and Conditions

The client hereby confirms that it has read and agreed on the following general terms and conditions under this Agreement:
1.
After this Agreement has been signed by the financing bank, the financing bank is entitled to cancel any loan promises that have been given based on the signing of this Agreement, unless otherwise the loan applied for by the client has been granted to the client according to this Agreement.

2.
Mode of, Repayment and Calculation and Payment of Interests Accruals: Unless otherwise provided in this Agreement, the principals shall be repaid in a lump sum at the maturity of the loan under this Agreement with 360 days as the base number for the interest accruals which shall be calculated based on the actual drawing amount and the occupying days from the date on which the loan is granted by the financing bank and shall be settled in the manner as agreed by and between the client and the financing bank.

3.
Submission of Documents: The client warrants to submit the following documents to the financing bank and satisfy the following conditions; however, the financing bank shall not be responsible for the authenticity of the documents:

(1)	Copies of latest articles of incorporation and business license;
(2)
Decisions of the board of directors authorizing the client to sign this Agreement and relevant auxiliary financing documents (if the powers of the legal representative in signing a contract are restricted by the articles of incorporation);

(3)	Power of attorney to, and the signature sample of, the authorizing representative;
(4)	This Agreement validly and legally signed by the client;
(5)	The date designated by the client shall be the business day of the financing bank;
(6)	If the loan under this Agreement is guaranteed, the guarantee documents have been signed and the guarantee rights have been granted before the drawing of the loan;
(7)	Borrowing vouchers affixed with the valid signature and seal of the client;
(8)	Other documents and/or conditions as required by the financing bank.
4.
If the designated drawing date or date of repayment is not the business day of the financing bank, the designated drawing date or date of repayment shall be extended to the next business day of the financing bank. The interest accruals for the extended repayment period shall be calculated and paid.

5.
Advance Repayment and Earlier Maturity: Unless otherwise the financing bank notifies the client of the earlier maturity of the loan, the client shall get the written approval of the financing bank for advance repayment and the financing bank is entitled to request the client to pay the liquidated damages for the advance repayment pursuant to this Agreement. Any form of advance repayment shall be deemed as the earlier maturity of the loan. The financing bank shall be entitled to notify the client at any time without any reasons of the earlier maturity of the loan under this Agreement and the client shall repay the loan immediately upon receipt of any such notification.

6.
Taxes: Unless the client is required to pay relevant taxes for the repayment of the loan according to law, the client shall make full repayment due under this Agreement without any deduction. If relevant taxes shall be withheld pursuant to laws, the client shall pay extra fees to the financing bank so that the payment received by the financing bank is equal to the amount receivable by the financing bank without any deduction.

7.
Representations and Warranties: The following representations and warranties made by the client shall be deemed to be made by the client repeatedly every time when the financing bank grants finances to the client in accordance with this Agreement.

(1)
The client, a company incorporated pursuant to Chinese laws (for the purpose of this Agreement, excluding laws of Hong Kong, Macau SAR and Taiwan, the same below), has the power to sign this Agreement and any documents relating to this Agreement, and has taken any necessary corporation actions to make this Agreement and any documents relating this Agreement become valid, effective and enforceable;

SHANGHAI PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

(2)
In the process of signing this Agreement and performing the obligations under this Agreement, the client does not or will neither violate any other contract or documents, article of incorporation, any applicable laws, regulations or administrative order and relevant documents, court decision and ruling of authoritative agent nor contradict any other obligations or work the client has to undertake; the client shall apply for, obtain, abide by and keep valid all approvals, authorizations, registrations and permits provided by the applicable law; if requested by the financing bank, the client shall present appropriate supporting documents immediately.

(3)
The client shall make sure that all financial statements (if any) comply with relevant provisions of Chinese laws and the completed form reflect the client’s real financial conditions in a sound and fair manner; all documents, files and information etc concerning the client itself and the guarantor provided in the process of signing and execution of this Agreement are true, valid, accurate and complete and free of any concealment or omission;

(4)
The client shall strictly abide by the laws and regulations in its business operations when carrying out all business activities within the range as provided in the business license or ratified by applicable laws and go through annual inspection formalities in a timely manner;

(5)	Other conditions or events which the client warrants will not cause or probably cause material adverse impacts to the performance capability of the client.
8.	Undertakings: The client makes the undertakings as follows:
(1)
The client shall repay the principals and interest accruals of the financing funds as well as reasonable expenses, and warrant to strictly abide by and perform all the obligations under this Agreement;

(2)
The client shall, within five business days since the day the client is aware of its involvement in economic, civil, administrative or similar arbitral proceedings which may cause material adverse impacts to the client or within five days since the day the client is aware that its material assets have been involved in any enforcement, seizure, attachment, freezing, lien and supervision procedures, send written notifications to the financing bank, specifying the impacts incurred and the remedial measures which have been taken or planned to be taken;

(3)
The borrower undertakes not to give priorities to other loans by breaching normal repaying procedures, and that the borrower does not and will not sign any contracts or agreements that make the loans under this Agreement subordinated.

(4)	Since the day on which this Agreement is signed and before all obligations under this Agreement are paid off, without the written consent of the financing bank, the client will not:
(a)	conduct liquidation, reorganization, bankruptcy, merger (being acquired), division, restructuring, dissolution, capital reduction or similar legal proceedings;
(b)	dispose any of its materials assets by sale, lease, granting, transfer or any other means other than as required for the daily business operations;
(c)	make any changes in shareholding structure;
(d)	provide to a third party guarantees that may cause material adverse impacts to the client’s financial conditions or its capability of performing the obligations under this Agreement;
(e)
Sign contracts/agreements that may cause material adverse impacts to the capability of the client in performing the obligations under this Agreement or undertake any other obligations that may cause the same effect as above-mentioned.

(5)
In the event that the guarantees hereunder confront specific situations or specific changes, the client shall provide other form of guarantees as required and recognized by the financing bank. These specific situations or specific changes include but are not limited to shut-down, out-of-business, dissolution, winding-up of business for rectification, withdrawal or cancellation of business license, application by the client itself or by others for reorganization, bankruptcy, significant changes in business operations or financial conditions, involvement in material suits or arbitral cases, involvement of legal representative, directors, supervisors and major management personnel in legal cases, depreciation or probable depreciation of collaterals or preservation of collaterals through remedy of attachment of property, breach of guarantee contracts and request of rescinding the guarantee contracts etc;

(6)
As requested by the financing bank, the client shall obtain enforceable notarial certifications from the Notary Public as designated by the financing bank and the client shall bear relevant expenses and voluntarily accept the enforcement;

(7)
The client shall immediately inform the financing bank of any issues that may have impact on the client’s capability in performing the obligations under this Agreement and any documents pertaining to this Agreement.

9.
Marketization of Interest Rate: If the People’s Bank of China initiates RMB loan interest rate marketization policy after the loan under this Agreement has been granted, the borrower shall make immediate negotiations with the lender to determine the interest rate execution standard.

10.
Costs and Expenses: When requested by the financing bank, the client shall immediately compensate for the expenses arising from the amendment, signing, enforcement, notarization and registration of any documents relating to this Agreement handled by the financing bank. The client shall pay the stamp taxes and other taxes for this Agreement and any documents pertaining to this Agreement, unless otherwise the laws provide that the taxes shall be paid by the financing bank.

SHANGHAI PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

11.	Penalties: The client hereby confirms that the financing bank has the right to charge the penalties based on the following standards:
(1)
For the outstanding principal due payable under this Agreement (the term “due” in this Agreement shall include the situation of earlier maturity as declared by the financing bank), the default interests calculated based on the overdue interest rate as agreed in this Agreement for the number of actual days since the first overdue date shall be paid until the client has paid off all the principal and interests thereon;

(2)
Where the client has not used the loans in the way as agreed, the financing bank has the right to charge the penalties based on the amount of loan used in a default manner at the misappropriation interest rate for the number of days overdue since the first overdue date until the client has paid off all the principal and interest;

(3)
For the outstanding interests (including normal interests, default interests and misappropriation interests) due and payable under this Agreement (the term “due” in this Agreement shall include the situation of earlier maturity as declared by the financing bank), the compound default interests calculated based on the overdue interest rate as agreed in this Agreement for the number of actual days since the first overdue date shall be paid until the client has paid off all the principal and interests;

12.
Authorized Repayment and Offsetting: The client hereby authorizes the financing bank to repay on behalf of the client the outstanding debt due and payable to the financing bank with the sum (notwithstanding the type of currency) in any accounts of the client opened with the bank, no matter whether the debt is payable under this Agreement. This authorization is irrevocable. If the exchange rate conversion is involved, the conversion shall be made at the exchange rate as determined by the financing bank itself and the exchange rate risk shall be assumed by the client.

13.
Certification of Obligations: The financing bank shall retain on its accounting books a set of accounting statements and documents relating to business activities involved in this Agreement based on its consistent working practices. The client accepts and acknowledges that the recordings pertaining to the accounting statements and documents shall be deemed as the valid evidences for its obligations hereunder.

14.
Transfer: The client shall not transfer any rights or obligations under this Agreement. The financing bank may transfer at any time the rights or obligations under this Agreement to any third party and disclose to the third party any information concerning this Agreement, including any information provided to the financing bank by the client and its guarantor for the purpose of this Agreement.

15.
Information Disclosure: The client agrees that, in addition to the disclosure permitted by Article 14 hereof, any information pertaining to this Agreement may be disclosed by the financing bank to its head quarter, affiliates, associates and personnel employed by these institutions. Meanwhile, the disclosure by the financing bank in accordance with the requirements of the laws and regulations, the supervision and regulation department, government agent or judicial authority shall also be deemed as the permitted disclosure.

16.
Breach: The client shall be deemed to have breached this Agreement if the client has breached any of the statements and guarantees under this Agreement or these statements and guarantees are verified to be wrong, unreal or incomplete or misleading or have been breached, and/or the client has violated or has not performed any of the undertakings under this Agreement and/or the client has breached any of the provisions under this Agreement, and/or the client has done something that may effect the security of the loan granted by the financing bank, and/or the guarantor has violated the provisions of any guarantee documents etc. In any of the above cases, the financing bank is entitled to declare the earlier maturity of the loan and request the client to compensate for all losses including the attorney fees to the financing bank.

17.
Special Covenants of Group Client: If the client under this Agreement is a group client, the client hereby accepts and acknowledges that: (i) The client shall make timely reporting of the related transactions involving 10% of net asset of the actual accredited party, including: a association relationship of all parties to the transaction; b transaction items and properties; c transaction amount and corresponding proportion; d pricing strategy (including transactions with no value at all or only with symbolic value); (ii) where the followings happen to the actual accredited party, the client is deemed to have violated this Agreement and the financing bank has the right to cancel unilaterally the unused credit line and withdraw part or all of the used credit line or request the client to bring the margins to 100%: a to provide false materials or conceal material financial facts; b to alter arbitrarily the original purpose of the credit line, misappropriate the credit line or to conduct illegal transactions with the bank credit line; c to obtain funds or credit line from the bank through discount or charge with the notes and the accounts receivable with no actual trade backgrounds, taking advantage of the false contracts signed with the related parties; d refuse to accept the supervision and inspection of the use of credit funds and relevant business & financial activities; e significant merger, acquisition and restructuring etc that may effect the security of the credit granting; f to intentionally evade repayment of bank loans through related transactions.

18.	Other agreed Clauses

19.
Governing Laws and Jurisdictions: This Agreement shall be governed by the laws of the People’s Republic of China (for the purpose of this Agreement, the laws of Hong Kong, Macau SAR and Taiwan are excluded) and shall be construed in accordance with the laws thereof. Any dispute in relation to this Agreement shall be instituted to the People’s Court where the financing bank is located.

SHANGHAI PUDONG DEVELOPMENT BANK	Short-term Loan Agreement

20.
Place for service of process: The client confirms that for any lawsuit prosecuted under this Agreement, the judicial documents such as court summons and notifications issued in the prosecution process shall be deemed to have been delivered to the destination when they have been delivered to the address as is indicated at the beginning of this Agreement. Any changes to the above-mentioned address shall not become valid for the financing bank without any prior notifications.

21.	Severability of Clauses: Any invalid, illegal or unenforceable clauses under this Agreement shall not affect the validity, legitimacy and enforceability of other clauses under this Agreement.
22.
Any grace or deferred action taken by the financing bank against any of the client’s breaches or other behaviors during the effective term of this Agreement shall not impair, affect or restrict all rights and interests that the financing bank shall enjoy as a creditor pursuant to laws and this Agreement, and shall neither be deemed to be the financing bank’s acknowledgement of the behaviors of the client violating this Agreement, nor be deemed to be the waiver of the right to take actions against the client’s present or future non-performance of this Agreement.

23.
Consistency with Financing Facility Agreement: Where the Financing Facility Agreement (if any, including valid modifications to it from time to time) is inconsistent with this Agreement, this Agreement shall prevail.

24.
Signing; This Agreement shall be made in quadruplicate, with the client holding one copy and the financing bank three copies respectively, and each copy shall have the same force and effect with other copies. This Agreement shall come into effect as of the date when it is signed, or affixed with common seals, by the legal representatives/responsible officers or authorized agents of the parties hereto.

Signing Section
The parties confirm that (i) they have described and discussed all terms of this Agreement in detail at the time of execution of this Agreement, (ii) they have no doubts in all terms hereof, and (iii) they have accurately understood the legal meanings of the terms in relation to rights, obligations, limitations of liabilities or exemptions, of the parties hereto.

Client (common seal): Shishi Feiying Plastic Co., Ltd.	Financing Bank (common seal): SPD Bank Fuzhou Branch

Signed or sealed by Responsible Officer or Authorized Agent:
Signed or sealed by Legal Representative or
Huang Guangze
Authorized Agent: Wu Licong

Signed on July 2, 2010